EXHIBIT (d)(4)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT to the Investment Advisory Agreement, is made as of April 24, 2017, between Guggenheim Variable Funds Trust, a Delaware statutory trust (the “Trust”), and Guggenheim Partners Investment Management, LLC, a Delaware limited liability company (the “Investment Adviser”).
WHEREAS, the Trust, on behalf of Series F (Floating Rate Strategies Series), a series of the Trust (the “Series”) and other series of the Trust, and the Investment Adviser are parties to an Investment Advisory Agreement made as of April 30, 2014 (the “Agreement”); and
WHEREAS, the parties hereby wish to amend Schedule I to the Agreement to reflect the introduction of a breakpoint in the advisory fee schedule for the Series.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:
1.    The compensation payable by the Series to the Investment Adviser as set forth on Schedule I to the Agreement is revised effective as of May 1, 2017 to provide as follows:

Series	Advisory Fee
Series F (Floating Rate Strategies Series)	0.65% on assets up to $5,000,000,000; and 0.60% on assets in excess of $5,000,000,000
2.    Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.
[Signature Page Follows]

EXHIBIT (d)(4)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM VARIABLE FUNDS TRUST	SECURITY INVESTORS, LLC
By:	By:
Name:	Name:
Title:	Title:

Attest:	Attest:
Name:	Name:
Title:	Title:

[Signature Page to Amendment to Investment Advisory Agreement]